FOR IMMEDIATE RELEASE

DWANGO WIRELESS BOARD CHAIRMAN RESIGNS

SEATTLE, Wash. - October 13, 2005 - Dwango® Wireless (OTCBB: DWGN), a leading developer and publisher of mobile entertainment content for top lifestyle brands, announced today that Victor A. Cohn, chairman of the Company’s Board of Directors, has submitted his resignation in order to devote time to a new business venture.

“We deeply appreciate the leadership that Victor provided as our Chairman, and respect his decision to devote his time to a new venture. We wish him every success with his future endeavors,” said Alexander U. Conrad, president, COO and interim CEO of Dwango.

About Dwango Wireless
Dwango® Wireless (OTCBB: DWGN) offers a comprehensive approach for bringing lifestyle and affiliate brands to the wireless arena through customized entertainment content, ringtones, games and applications for mobile phones. A key player in the wireless industry, Dwango Wireless provides unique content for some of today's hottest lifestyle brands, including Napster, USA TODAY, Playboy and Rolling Stone. Dwango North America corporate information can be found at www.dwango.com. Dwango® is a trademark of Dwango Co. Ltd., and used by Dwango Wireless pursuant to an exclusive license.

Certain of the statements made in this press release are forward-looking statements. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. For example, the statements regarding the success of future product initiatives; the expected benefits of expense reduction efforts; and the plans, strategies and objectives of management are forward-looking and actual results may differ materially from those statements due to various risks and uncertainties. More information about the risks and uncertainties faced by Dwango Wireless is contained in Dwango Wireless’ filings with the Securities and Exchange Commission. Dwango Wireless disclaims any intention or obligation to update or revise any information in this press release, whether as a result of new information, future events or otherwise.

Dwango Contact: Jared Nieuwenhuis Director, Marketing Communications Dwango Wireless 206.832.0508 jared.nieuwenhuis@dwango.com	Carol Rogalski Text 100 Public Relations for Dwango 206.267.2024 carolr@text100.com

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